                                                                      EXHIBIT 21


                            LIST OF SUBSIDIARIES OF
                          LOCKHEED MARTIN CORPORATION

                                             State or           Percentage
                                            Country of        of Securities
Name of Subsidiary                         Incorporation          Owned
------------------                         -------------      -------------
Lockheed Martin Federal Systems, Inc.         Delaware             100%

Lockheed Martin Corporation has a number of other subsidiaries, but all of them, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. Accordingly, the names of the particular subsidiaries are omitted.